                   YOUR BOARD OF DIRECTORS OPPOSES THE EFFORTS
               OF THE OPPOSITION GROUP TO ABANDON THE MERGER WITH
                              CKE RESTAURANTS INC.

             AND TO OBTAIN CONTROL OVER SUMMIT FOR NO CONSIDERATION

                           TO THE SUMMIT STOCKHOLDERS

                                                                   June 25, 1996

Dear Summit Stockholder:

     You may have recently received two proxy statements from a group of dissident stockholders led by First Global Securities, Inc. This so-called "Opposition Group" requests that you vote against the proposed merger of Summit Family Restaurants Inc. with CKE Restaurants, Inc. at the Special Meeting Of Stockholders scheduled to occur on July 12, 1996. It also purports to seek your vote to remove the current directors of Summit and to elect its slate of directors.

     IT IS APPARENT THAT THE OPPOSITION GROUP'S ULTIMATE GOAL IS TO GAIN CONTROL OVER THE BOARD OF DIRECTORS AND MANAGEMENT OF SUMMIT WITHOUT PAYING ANY CONSIDERATION TO SUMMIT STOCKHOLDERS .

     WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY! SINCE TIME IS VERY IMPORTANT, IMMEDIATE ACTION ON YOUR PART IS CRITICAL.

REJECTING  THE  MERGER  WITH  CKE   JEOPARDIZES  A  CERTAIN  PAYMENT  TO  SUMMIT
STOCKHOLDERS

     The Opposition Group, only one member of which owns a substantial number of shares of Summit Common Stock, asks all Summit stockholders to forego a substantial forthcoming payment in order to further the Opposition Group's goal to obtain control of Summit. In the merger, which is scheduled to occur on or about July 12, 1996, each outstanding share of Summit Common Stock (other than dissenting shares, if any, and shares owned by CKE or its subsidiaries, which will be canceled) will be converted into the right to receive $2.63 in cash and a number of shares of CKE Common Stock equal to a fraction, the numerator of which is $2.64 and the denominator of which will be an amount determined on the basis of an average of the closing sales prices of CKE Common Stock on the New York Stock Exchange for the 20 consecutive trading days ending on July 5, 1996. Using the first 12 trading days ended June 24, 1996, the total consideration in the Summit/CKE merger would be $2.63 in cash plus 0.1043 shares of CKE stock. This represents a total consideration of $5.38 based on the closing stock price of CKE Common Stock of $26.375 as of the close of business on June 24, 1996.

     The amount you will actually receive in the merger will vary depending on the price of CKE Common Stock. The payment of cash and the issuance of the CKE Common Stock would occur as soon as practicable after the merger. In order to induce you to vote against the Merger, the Opposition Group claims that it would, at an unspecified time, pay a cash dividend of $2 per share out of proceeds of asset sales they claim will be made after the Opposition Group gains control of Summit. Such a dividend would require the Opposition Group to gain control of Summit, locate assets that could be sold, find purchasers for such assets, negotiate and complete the sale of such assets, and then pay all liabilities before being able to pay stockholders any dividend.

WHAT IS WRONG WITH THE OPPOSITION GROUP'S "PLAN"?

* In the view of your Board of Directors, the Opposition Group's "plan" could require months - if not years - to accomplish and, as the Opposition Group itself states, "there is no assurance that any proposal or combination of proposals contained [in the Opposition Group proxy statements] will result in a successful outcome for [Summit] shareholders."

* The Opposition Group purports to seek the removal of all Summit directors at the Special Meeting on July 12, 1996, but such action is not permitted under Summit's Certificate of Incorporation, Bylaws or Delaware law.

* Even if the Opposition Group could gain control of Summit, the Opposition Proxy presupposes that the current Summit assets are easily saleable for cash on terms highly favorable to Summit - a dubious assumption based upon Summit's exhaustive search for potential buyers.

* The proposal by the Opposition Group could be inefficient to Summit stockholders from a tax standpoint, since any taxable gains resulting from the sale of assets would be recognized first by Summit, and then the dividends would be taxable to the Summit stockholders.

* The Opposition Group's claim that it would make a $2 per share dividend is wishful thinking. Your Board of Directors believes that the Opposition Group has made this claim without determining the true value of Summit's assets, considering the funds needed to provide for the liabilities of Summit, assessing the potential for further cash flow deterioration and factoring in the rights of Summit's preferred stockholder.

     If the Opposition Group were acting in the best interests of Summit stockholders and had in fact identified potential buyers willing to purchase Summit's assets for more than the consideration offered in the merger, WHY HAVE THEY NOT IDENTIFIED SUCH BUYERS TO THE SUMMIT BOARD OF DIRECTORS, SO THE BOARD COULD EVALUATE SUCH OPPORTUNITIES AGAINST THE MERGER OR OFFER A HIGHER CONSIDERATION TO YOU, THE STOCKHOLDER? Further, if the CKE offer is inadequate as they state, why has the Opposition Group not made a higher offer to all stockholders. Summit negotiated a provision to allow it to terminate the Merger Agreement in certain circumstances if a better offer were to materialize. INSTEAD OF IDENTIFYING THE POTENTIAL BUYERS TO THE BOARD OF DIRECTORS OR TO SUMMIT STOCKHOLDERS OR EVEN DESCRIBING THE TERMS ON WHICH SUCH PURCHASES WOULD BE MADE, THE OPPOSITION GROUP ASKS THAT SUMMIT STOCKHOLDERS FOREGO THE MERGER CONSIDERATION AND TURN SUMMIT OVER TO THE OPPOSITION GROUP WITHOUT ANY PAYMENTS TO THE STOCKHOLDERS.

THE OPPOSITION GROUP WANTS TO GAIN CONTROL OF SUMMIT WITHOUT PAYING ANYTHING TO YOU

     The Opposition Group has had plenty of time to propose a plan to acquire Summit. The Board of Directors has publicized its search for a merger or acquisition partner since July 24, 1995. In fact, in the summer and fall of 1995, First Global expressed interest in providing financing or in participating in some way in a purchase. As a result, Summit management provided information about Summit to First Global following First Global's execution of a confidentiality agreement by Nobel Trenham, founder, Co-Chairman of the Board and Chief Investment Officer of First Global Securities. Interestingly, this information was returned by First Global, purportedly unread, after First Global advised Summit management that First Global was not interested in pursuing a transaction with Summit.

     THE FACT IS, THE OPPOSITION GROUP HAS NO FUNDS OR FINANCING AVAILABLE FOR USE IN CONJUNCTION WITH THIS TRANSACTION AND NOTHING TO OFFER STOCKHOLDERS OTHER THAN VAGUE CLAIMS REGARDING THE POSSIBILITY OF FUTURE DIVIDENDS AND CHANGES IN DIRECTION. Instead, they want you to vote against the Merger and turn control of Summit over to the Opposition Group for no consideration whatsoever. The Summit Board of Directors believes that this gamble is not in your best interest.

THE OPPOSITION GROUP CANNOT "REMOVE" SUMMIT'S DIRECTORS

     The Opposition Group's plan is premised upon taking control of Summit by "removing" Summit's directors at the Special Meeting on July 12, 1996. Under the Delaware General Corporation Law and under the Certificate of Incorporation and Bylaws of Summit, the Opposition Group may not bring to a vote any proposal to remove Summit's directors or elect a new slate of directors at the Special Meeting. Accordingly, any attempt to bring these matters before the Special Meeting will necessarily be deemed out of order and not appropriate for stockholder action and therefore Summit recommends that you do not return the red proxy card, even to vote against the Opposition Group.

THE BUSINESS PLAN PROPOSED BY THE OPPOSITION GROUP IS SPECULATIVE AND PROBABLY NOT FINANCEABLE

     The Opposition Group states that, if it gains control of Summit, it will "create a new direction for Summit focused on themed restaurants and entertainment creating an 'eatertainment' focus." The Opposition Group says that its first themed project will be the "Wave Cafe." According to the Opposition Group, the Wave Cafe will consist of "a surfable wave ridden by employee instructors" and a retail store featuring surf, volleyball, snowboarding and related merchandise. The Wave Cafe concept has never been tried. In the view of the Board of Directors, such a plan is highly speculative and not in your best interest. Summit believes that there have been attempts, albeit unsuccessful, to raise capital for this venture for at least the past year and that the company sponsoring the "Wave Cafe" concept has been unable to obtain financial support to move its concept forward. THE BOARD OF DIRECTORS BELIEVES THAT THE OPPOSITION PROXY IS AN EFFORT TO TAKE THE MONEY OF SUMMIT'S STOCKHOLDERS AND INVEST IT IN A HIGHLY SPECULATIVE, UNTESTED RESTAURANT VENTURE. THE BOARD OF DIRECTORS BELIEVES THAT THIS APPROACH IS AN IRRESPONSIBLE ATTEMPT TO ALLOW FIRST GLOBAL TO SPECULATE WITH THE MONEY OF SUMMIT'S STOCKHOLDERS.

THE OPPOSITION GROUP'S ATTACKS ON CKE STOCK ARE UNFOUNDED

     Even though it is unwilling to offer any consideration of its own, the Opposition Group wants you to believe that the CKE Common Stock is overvalued. Whether CKE's stock is overvalued is certainly a matter of opinion. On June 12, 1996, CKE reported that net income for the first quarter ended May 20, 1996 nearly tripled to $5.3 million, or $0.28 per share, compared with net income of $1.9 million, or $0.11 per share for the prior year period. CKE also reported that revenues for the 16 week period ended May 20, 1996 increased $15.3 million, or 11 percent, to $152.9 million as compared with the prior year 16 week period.

SUMMIT MANAGEMENT IS SOUND AND HIGHLY QUALIFIED - THE OPPOSITION GROUP'S ATTACKS ARE INACCURATE

     First Global is also inaccurate in portraying Summit as a company with no management. The company continues to have two vice presidents overseeing the JB's Restaurants and Galaxy Diners, a senior vice president overseeing the HomeTown Buffets, and two senior vice presidents and a vice president overseeing the support functions. Additionally, Clark D. Jones is currently serving as interim President and Chief Executive Officer. Mr. Jones is familiar with Summit and the restaurant industry, having served as president of the company for 10 years previously and as interim president in 1993. The home office of Summit employs approximately thirty individuals who provide support to the operation of the company.

     Please show your support by signing, dating and mailing the enclosed WHITE PROXY CARD, and disregarding any Red Proxy Card sent to you by the Opposition Group. Only the latest dated proxy will count. Regardless of how many shares you own, your vote is very important, and I encourage you to exercise your right to vote. PLEASE VOTE ONLY THE WHITE PROXY CARD. Do not sign or return any Red proxy card sent to you by the Opposition Group.

     In the meantime, if you are contacted by the Opposition Group and wish to voice your concerns to Summit, or have any questions, please call our proxy solicitor, Corporate Investor Communications, Inc., at (800) 346-7885, or collect at (201) 896-1900 or call me, Clark Jones, at (801) 463-5500.

Very truly yours,

                            THE BOARD OF DIRECTORS OF
                            SUMMIT FAMILY RESTAURANTS INC.

                           By: /s/ Clark D. Jones
                           ----------------------
                                   Clark D. Jones
                                   Chairman of the Board

                                    IMPORTANT

     Whether or not you have previously signed a proxy card from the Opposition Group, please sign, date and mail management's WHITE PROXY CARD in the enclosed postage paid envelope. (If you wish to add your comments and suggestions about the issues discussed in this letter, please note them on the proxy card.)

     Please DO NOT execute or return any Red card sent to you by the Opposition Group.

     If you own your shares in the name of a brokerage firm, your broker cannot vote such shares unless he receives your specific instructions.

     If you have any questions about voting your shares or want further assistance or information, please do not hesitate to call our proxy solicitor:

                     CORPORATE INVESTOR COMMUNICATIONS, INC.
                 AT (800) 346-7885 OR COLLECT AT (201) 896-1900.

                     SHOULD YOU TRUST THE OPPOSITION GROUP?

LOOK AT HOW OTHER INVESTORS HAVE FARED WITH FIRST GLOBAL SECURITIES AND THE TRENHAMS

*    CLAIM OF FRAUD

     In November 1994, a group of investors filed an action for fraud, negligent misrepresentation, breach of contract and breach of fiduciary duty against Noble Trenham and Susan Trenham, among others. The complaint alleges that the investors agreed to invest their money with the Trenhams by purchasing limited partnership interests in a real estate-related partnership of which Noble Trenham would be the general partner. According to the complaint, Susan Trenham co-hosted meetings with Noble where Noble would fail to disclose material facts about the actual condition of the property. In the complaint, the investors claimed that they were lulled into making investments they believed to be sound, conservative and prudently managed, while the Trenhams (who allegedly were insolvent at such time) were using investors' funds to pay personal debts and personal litigation expenses completely unrelated to the partnership. There are also allegations in the complaint that the Trenhams were using the partnership's real property for collateral for loans that were used to pay personal expenses of the Trenhams unrelated to the partnership's business. Noble Trenham settled the case for $100,000 together with an agreement to pay the investors 10% of his gross income until June 1, 2001 from investment banking ventures (not to exceed $50,000). (DASHJIAM V. TRENHAM, CASE NO. BC117223)

*    CLAIM OF VIOLATIONS OF SECURITIES LAWS

     On July 23, 1987, the United States Securities and Exchange Commission filed an action against Noble Trenham and his former firm alleging violations of
(i) Section 13(d) and Rules 13d-1 and 13d-2 of the Securities Exchange Act of 1934 by failing to properly and timely file Schedules 13D disclosing their intentions to change or influence the control of at least eight public companies while beneficially owning at least five percent of the outstanding shares of such companies, (ii) the Investment Advisers Act of 1940 by making false and misleading statements regarding the aggregate concentrations of shares accumulated by Noble Trenham and his firm in their clients' accounts and failing to disclose to their clients the adverse consequences of such concentrations,
(iii) the Investment Advisers Act by failing to disclose conflicts of interest between his firm and its clients, and (iv) the Investment Advisers Act by transacting unlawful agency cross-trades.

     Noble Trenham and his firm consented to final judgments permanently enjoining and restraining them from further violations of the foregoing provisions of the securities laws. (SECURITIES AND EXCHANGE COMMISSION V. FIRST WILSHIRE MANAGEMENT INC., FREDERICK ASTMAN AND NOBLE TRENHAM, U.S. DISTRICT COURT FOR THE DISTRICT OF COLUMBIA, CIVIL ACTION NO. 87-2037)

*    CLAIM OF BREACH OF FIDUCIARY DUTY

     In April 1985, shareholders of Olson Farms filed a lawsuit against Noble Trenham and his firm (as well as numerous other defendants) for breach of fiduciary duty by using fraudulent schemes and conspiring to dilute plaintiffs as controlling shareholders of Olson Farms by funding a company to take control of Olson Farms at a deflated price and then conspiring to obtain an opinion that such deflated price was fair. Noble Trenham and his firm were accused of receiving a finders fee of between $50,000 and $65,000 for bringing together a transaction whereby a company of which Noble Trenham's firm was a shareholder would purchase 500,000 shares of Olson Farms common stock at a deflated price, the sale of which would reduce plaintiff's ownership interest from 42.9% to 30%, in order to raid the assets of Olson Farms to pay off the debts of such company's parent company. The complaint further alleges that the parent company was in severe financial trouble, had a negative net worth, was in violation of bank loan covenants and had loan payments due the following year in excess of $50,000,000. The case was ultimately dismissed. (OLSON, C. DEAN, ET AS V. BUFFINGTON, JACK W., ET AL, CASE NO. C544668)

*    CLAIM OF VIOLATION OF THE ANTI-RACKETEERING LAWS

     In March 1985, a client filed a lawsuit against Noble Trenham and his firm (and other defendants) alleging violations of federal and state securities laws, antiracketeering laws, fraud, breach of fiduciary duty and breach of contract arising from Noble Trenham's and his co-worker's mismanagement of the client's funds. According to the complaint, Noble Trenham was one of the two individuals who personally provided the investment advisory services to the client. One of the other defendants (the clearing broker for securities transactions directed by Noble Trenham's firm) entered into a settlement agreement for $260,000 with the plaintiff. (SEE MORGAN, OLMSTEAD, KENNEDY & GARDNER INCORPORATED V. TRENHAM, NOBLE, ET AL, CASE NO. C717414.)

     We think that when you compare the proposed merger with CKE Restaurants, Inc. against the Opposition Group proposal, you will agree with the Summit Board of Directors that the merger is in your best interests.

     PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY! SINCE TIME IS VERY IMPORTANT, IMMEDIATE ACTION ON YOUR PART IS CRITICAL.